Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:   John Hulbert, Investors, (612) 761-6627

Stacey Wempen, Financial Media, (612) 761-6785

Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Any and All Tender Offers

MINNEAPOLIS (March 20, 2013) — Target Corporation (“Target”) (NYSE:TGT) announced today the total consideration payable in connection with its previously announced tender offers (the “Any and All Tender Offers”), which commenced on March 13, 2013 to purchase any and all of the outstanding debt securities (the “Any and All Notes” and each a “series” of Any and All Notes) listed in the table below.  The Any and All Tender Offers will expire today, March 20, 2013, at 11:59 p.m., New York City time, unless extended (such date and time, as the same may be extended, the “Any and All Expiration Date”).  The Any and All Tender Offers are being made solely pursuant to the offer to purchase and related letter of transmittal, each dated March 13, 2013 (as they may be amended or supplemented, the “Tender Offer Documents”).

The table below sets forth the Total Consideration for each series of Any and All Notes.  The reference yields listed in the table below are based on the bid-side price of the applicable reference security listed in the table below at 2:00 p.m., New York City time, today, as described in the Tender Offer Documents.

Any and All of the Outstanding Securities Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration (1)
6.75% Debentures due 2028	239753DJ2	$170,000,000	2.750% due November 15, 2042	3.197%	+75 bps	$1,311.50
6.65% Debentures due 2028	239753DL7	$154,900,000	2.750% due November 15, 2042	3.197%	+75 bps	$1,309.07
7.00% Debentures due 2031	87612EAF3	$354,000,000	2.750% due November 15, 2042	3.197%	+75 bps	$1,395.38

(1)          Per $1,000 principal amount of Any and All Notes.

Holders of Any and All Notes must validly tender and not validly withdraw their Any and All Notes at or prior to the Any and All Expiration Date to be eligible to receive the Total

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Consideration.  Withdrawal rights for the Any and All Tender Offers will expire today, March 20, 2013, at 5:00 p.m., New York City time.  Holders will also receive accrued and unpaid interest on Any and All Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date Target makes payment in same-day funds for such Any and All Notes, which date is anticipated to be March 21, 2013.

In addition to the Any and All Tender Offers, Target previously announced its pending tender offers (the “Maximum Tender Offers” and together with the Any and All Tender Offers, the “Tender Offers”) to purchase up to a maximum payment amount of eight series of securities specified in the Tender Offer Documents (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Securities”). Target refers holders to the Tender Offer Documents for the complete terms of the Tender Offers.

Information Relating to the Tender Offers

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the lead dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 873-7700 (toll-free) or (212) 430-3774 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Securities is making any recommendation as to whether holders should tender any Securities in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities. The full details of the Tender Offers for the Securities, including complete instructions on how to tender Securities, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the

Target Corporation Announces Pricing of Pending Any and All Tender Offers – Page 3 of 3

Tender Offers, by calling toll-free at (866) 873-7700 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,804 stores – 1,784 in the United States and 20 in Canada – and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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